UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 9, 2021

Dyadic International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-55264 (Commission File Number)	45-0486747 (I.R.S. Employer Identification Number)
140 Intracoastal Pointe Drive, Suite 404 Jupiter, FL 33477
(Address of principal executive offices and zip code)
(561) 743-8333
(Registrant’s telephone number, including area code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	DYAI	The NASDAQ Stock Market LLC

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 9, 2021, Dyadic International, Inc. (“Dyadic” or the “Company”) appointed Joseph Hazelton, age 46 as its Chief Business Officer.

There are no arrangements or understandings between Mr. Hazelton and any other person pursuant to which Mr. Hazelton was selected as an officer. Mr. Hazelton has no family relationship required to be disclosed under Item 401(d) of Regulation S‑K. In addition, Mr. Hazelton is not a party to any current or proposed transaction with the Company requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Hazelton brings over 20 years of pharmaceutical industry experience to Dyadic in key growth areas of product and business development, licensing, and commercialization. He joins Dyadic from Charleston Laboratories, Inc. (“Charleston”), where he has served as Chief Operating Officer and Chief Commercial Officer, responsible for the strategic management of Charleston’s product and portfolio management, alliance management, regulatory oversight, and global commercialization activities. Prior to Charleston, Mr. Hazelton began his career at Novartis Pharmaceuticals Corporation (“Novartis”), where over 15 years, he ascended to roles of increasing responsibility based on his leadership, innovation, and results. While at Novartis, Mr. Hazelton held leadership positions within the core functions of sales, marketing, market access, pricing, contracting, and strategic alliances for various retail and specialty pharmaceuticals across a broad spectrum of therapeutic areas and several blockbuster products. Neither Charleston nor Novartis is a parent, subsidiary or other affiliate of Dyadic.

On November 1, 2021, the Company entered into an employment agreement (the “Agreement”) with Mr. Hazelton. Pursuant to the Agreement, Mr. Hazelton will receive an annual base salary in the amount of $240,000 and, in the discretion of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), will be eligible to receive an annual cash bonus up to 30 percent of Mr. Hazelton's annual base salary for the calendar year. His bonus will be determined based 50 percent on results of operations and 50 percent on individual and corporate goals and objectives. Mr. Hazelton may also receive an additional discretionary bonus as and if the Company may determine from time to time.

Pursuant to the Employment Agreement, Mr. Hazelton received a stock option to purchase 75,000 shares of the common stock of the Company (the "Common Stock") at an exercise price equal to the closing market price of the Common Stock on November 9, 2021. The option will vest upon the Company receiving cash from approved defined transactions which Mr. Hazelton initiated for development of the Company’s technology with the intent to commercialize and/or a license agreement that generates a cumulative $10 million in non-refundable cash within three years of November 9, 2021. In addition, Mr. Hazelton will have the opportunity to receive annual awards of stock options, as determined by the Compensation Committee and will be eligible to receive a stock option to purchase 12,500 shares of Common Stock for the 2021 calendar year.

If Mr. Hazelton's employment is terminated during the term of the Agreement by the Company without cause, or by Mr. Hazelton for good reason, Mr. Hazelton will be entitled to receive his annual base salary and continuation of health and welfare benefits for a period of three months (if the termination occurs on or prior to November 9, 2022) or six months (if the termination occurs after such date). In addition, solely at the discretion of the Compensation Committee, he may be awarded a prorated portion of his annual target bonus.

The foregoing description of the Agreement is only a summary of the material terms thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

On November 9, 2021, the Company issued a press release announcing the appointment of Mr. Hazelton, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. The Company has elected to delay the filing of this Current Report on Form 8-K until its public announcement of Mr. Hazelton’s hiring in a press release in reliance on the instruction provided under Item 5.02(c) of Form 8-K.

Item 8.01 Other Events

On November 9, 2021, the Company issued a press release announcing the appointment of Mr. Hazelton, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement dated November 1, 2021, between Joseph Hazelton and Dyadic International, Inc.
99.1	Press Release dated November 9, 2021
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2021

Dyadic International, Inc.

By:	/s/ Mark A. Emalfarb
Name:	Mark A. Emalfarb
Title:	Chief Executive Officer